Exhibit 10.1
Construction Contract

Project Name: Zhongshan City. Ming Xuan Plaza
Location of Construction Site: Zhongshan City. West Region. Qi Sha Road (opposite to Li Jing Garden)
Contract No. : ______________________________________
Client: Zhongshan Fu Li Hua Property Development Co., Ltd.
Main Contractor: Leader Smart Engineering (Shanghai) Limited
Date signed: 20th December, 2007

Part 1 Conditions of Contract

Chapter 1 General Contract Specification

　　Item 1 Meaning of words. Building construction contracts, construction contract by the conditions (hereinafter referred to as contract terms) and the construction contract agreement (hereinafter referred to as the terms of the agreement) component. Terms of its terms except otherwise stipulated in terms of the agreement shall have the meaning given by.

1. Client (Referred to as Party A): Terms of the agreement agreed with the qualification as developer and the ability to pay the contract price.
2. Party A on site representatives (Referred to the representative Party A): Party A representative specified in terms of the agreement.
3. Main Contractor (Referred to as Party B): Terms of the agreement agreed with the qualification as contractor and accepted by the developer.
4. Party B on site representatives (Referred to the representative of Party B): Party B representative specified in terms of the agreement.
5. Community supervisors: Party A entrusted with the legal qualifications of the engineering supervision unit or staff to supervise the construction works.
6. Chief Supervision Engineer: The supervisor assigned by the Project supervision company responsibility for overall construction supervision.
7. Design company: The Company which Party A entrusted with the design of the appropriate level of qualification.
8. Project Cost Control Department: The related departments of State Council, construction administrative departments at all levels of project construction or its authorized cost management departments.
9. Project quality supervision departments: The related departments of State Council, construction administrative departments at all levels of project construction or its authorized cost management departments.
10. Project: Terms of the agreement stipulated the specific content of the permanent works.
11. Contract price, according to relevant provisions of the agreement or the terms of the standard fee of calculation of all to pay for Party B in accordance with the contract price of the content required to complete the project.
12. Economic costs: The costs of construction have already occurred, after confirmed by Party A can increase the budget for the contract price.
13. Fees: Beyond the contract price, the obligation of Party A to the direct payment of expenses and those costs that should be borne by Party B.
14. Project period: Terms of the agreement of the contractual period.
15. Start date: Terms of the agreement the agreed project start date.
16. Completion Date: Terms of the agreement stipulated date of completion of the project.
17.Drawings: All construction drawings are either provided by Party A or Party B with the approval  by representative of Party A (including the instructions and related supporting information).
18. Construction site: The site that is approved by Party A’s construction design or a venue stated in the general layout in the construction program.

19. Writing format: According to the contract occurred in handwriting, typewriting, replication, printing notifications, appointment, commission, certificate, visa, memos, meeting minutes, correspondence, and after confirmation of the telegram, telex, etc.
20. Force majeure: Means of war, riot, falling objects flying through the air or other non-responsibility of a Party caused by explosions, fires, and the terms of the agreement more than the agreed level of wind, rain, snow, earthquake damage to the works of natural disasters.
21. Terms of the agreement: With specific to the project, Party A and B entered into a written agreement after consultation.

Item 2 Contract documents and the order of explanation.
The composition and interpretation of this contract the following order:-
1. Terms of the agreement;
2. Conditions of Contract;
3. Negotiation, change, summary and the agreed rights and obligations of both parties.
4. The notice of winning bid for the contracted project, the tender and tender documents;
5. List of construction quantities, budget of construction cost and the drawings for the project.
6. Standards, specifications, other relevant technical information and requirements.
7. The letter, fax, e-mail that confirmed by both parties, will serve as an integral part of this contract having the binding effect.

When the contract documents ambiguity or inconsistent, both parties will have negotiation and reach a settlement in the condition that not affecting the in the progress of the project (If the implementation of community supervision, it can be explained first by the chief supervision engineer). It will refer to the Section 30 for a solution if no agreement made by both parties.

Item 3 The terms of construction agreed to use national standards and specifications. If there are no appropriate national standards and specifications, the standard specifications of the industry or the location of the project which stated in the terms of contract can be used. Party A requires providing two sets of agreed standards and specifications to Party B within the stated period of time.

If there are no corresponding national standards or norms, Party B shall provide the construction standards within the required time as agreed and asks for the approval by the representative of Party A. If Party A requires the use of foreign standards and specifications, shall be responsible for providing Chinese translation. The cost of translation and the development of standards and specifications shall be borne by Party A.

Item 4 Drawings. Party A will provide the agreed number of copies of whole construction drawings to Party B in 15 days before the commencement date of construction. Party B should keep the drawings confidentiality by the terms of contract. Cost of special security measures will be borne by Party A. If Party B needs to increase the number of the drawing copies, Party A shall on behalf of replication and copying costs borne by the Party B.

Chapter 2 General obligations of both parties

Item 5 Representatives of Party A. Party A appoints representatives in the construction site, in accordance with the following requirements, to exercise of contractual powers and perform the duties stipulated in the contract.

1. The representatives of Party A are appointed for specific management, to assume their part of the powers and duties, and may at any time withdraw such delegation. Party A requires giving notice to Party B in 5 days prior to the appointments and withdrawing of representatives
2. The signed instruction of the representatives of Party A is sent to the representative of Party B, in writing, with effective after signing as receipt and recording the name and time by Party B. Whenever necessary, the representatives of Party A may issue a verbal command, and given a written acknowledgment within 48 hours. Party B should follow the instructions from the representatives of Party A. If the representatives of Party A can not provide timely written confirmation, Party B shall request a written confirmation from the representatives of Party A within 3 days after the verbal instructions given by Party A. If Party B does not receive the reply from Party A within 3 days, it can be considered as confirmed. If Party B regards that the instructions of the representatives of Party A are inconsistent, it require to inform the representatives of Party A by written notice within 24 hours upon the receipt of instruction. Party A needs to decide either to modify the instructions or continue the original instructions notify Party B within 24 hours in writing. Under the emergency, the representatives of Party A may require Party B the immediate execution of their orders. Party B ought to follow the implementation of the direction from the representatives of Party A. Any costs and losses caused by error of Instructions occurred should be borne by Party A. The schedule can be postponed for the delay due to the error of Instructions.
3.  Representatives of Party A should comply with the contract, in a timely manner, to provide the necessary instructions, approvals and drawings to Party B, and to fulfill other obligations stipulated otherwise, Party B will notify the representatives of Party A on specific requirements, the need for reason and the consequence of delay in 24 hours after the agreed time. If the representatives of Party A do not respond within 48 hours after receipt of the notice, should bear the related economic costs and compensate Party B for the loss due to the delay.
In the works supervised by the social engineering, Party A shall make the Supervision Contract in writing with the Supervisor. The chief supervision engineer is appointed by Party A and commissioned by the terms of the agreement, to part or all of the powers of representatives of Party A fulfilling the duties of representatives of Party A but could not discharge of the obligation of Party B in the contract.
Party A shall give 7 days notice Party B for any change in the representatives of Party A and the chief supervision engineer. The new appointed personnel assume the same responsibilities of the formers. (i.e. the obligations stipulated in the contract documents and the commitments within its terms of reference).

Item 6 On-site representative of Party B. Party B appointed representative of site, according to the following requirements to exercise the contract rights and fulfill their contractual duties:
1. The requests or and notifications in writing are signed by the representatives of Party B sending  Party A with effective after signing as receipt and recording the name and time by Party A
2. Representatives of Party B follow construction design (or construction plan) and the instruction sent by representatives of Party A. In case of emergency and can not contact with the representatives of Party A, Party B can take the emergency measures to ensure the project, human life and security of property. Party B requires submitting a report to the representatives of Party A within 24 hours after the measures taken. If it is the fault of Party A, all costs and losses caused should be borne by Party A. The schedule can be postponed for the delay. If it is the fault of Party B, all costs and losses caused should be borne by Party B.
Party B shall give 7 days notice Party A for any change in the representatives of Party B. The new appointed personnel assume the same responsibilities of the formers. (i.e. the obligations stipulated in the contract documents and the commitments within its terms of reference).

Item 7 Duties of Party A. Party A will complete the following works under the contract terms and requirements with the agreed time, in one or in various stages:-
1. For land acquisition, compensation for young crops of trees, house demolition, clearing the ground, aerial and underground obstacles, etc., so that the site suitable for construction conditions, and after the starting works, continue to be responsible to resolve remaining issues over the above matters.
2. The supply of water, electricity, telecommunication lines to the construction site from outside sources and to ensure that the needs of the above during the construction period.
3. Open construction site and urban and rural public road access, as well as the terms agreed upon within the construction site to meet the transportation needs of the construction, also to ensure the smooth flow during the construction period;
4. Provide the construction site to Party B of engineering geology and underground pipe network line information, ensure data is true and accurate;
5. Required for the construction of various documents, approval documents, and temporary sites, and the railway line submitted for approval procedures (other than qualification documents of Party B).
6. The level of points and coordinates of control points to Party B in writing and on-site inspection;
7. Organize Party B and the designer jointly hearing to design drawings;
8. Coordinate the handling around the underground pipeline construction site and adjacent buildings, structures of protection, and bear the costs.
Party A does not work by contract to complete the above delays, to bear the resulting economic costs, compensation for the loss of Party B, construction period will be extended accordingly.

Item 8 Duties of Party B. Party B performs according to the contract terms and requirements within the agreed time to do the following:-
1. To the extent In its design credentials permitted by representatives of Party A, Party B  complete the construction design and engineering support and to use after the approval by the representatives of Party A.
2. To submit the annual, seasonal and monthly progress plan together with the corresponding statistical reports, project progress report and the accident report to the Representatives of Party A.
3. Supply and provides maintenance the non-use of night lighting, guards, fences and guards upon the need in construction. If Party B does not perform these duties, all costs incurred of property and personal injury will be borne by Party B.
4. According to the agreed under the contract terms, request the representatives of Party A to provide the office at the construction site, accommodation and facilities. All costs incurred will be borne by Party A.
5. Comply with the construction site traffic and construction noise regulations of local government and relevant departments, applying the relevant procedure after the consent of Party A after procedures, Party A bear the costs incurred except the penalty caused by Party B’s liability
6. Those jobs completed before delivery to Party A, Party B is responsible the protection work on the finished work done under the contract terms agreed. Party B is responsible for the repair costs during the period of protection. Party B need to take special measures to protect the units in the site and the corresponding economic costs per the terms of the agreement.  If Party A use advance before delivery, all repair costs of will be borne by Party A.

7. To perform the underground pipeline, the protection structures construction site and adjacent buildings per the requirements of the contract.
8. Ensure compliance with the relevant provisions of the construction site clean. Hand over the documents before the clean up the site to meet the requirements of the contract, be liable for losses caused by breach of the provisions and penalties. (the regulations after the signing of the contract, other than those losses and fines incurred by Party B.
If Party B does not fulfill these obligations, resulting in schedule delays and the duration of the loss, should compensate Party A’s loss.

Item 9 Schedule of progress. Party B requires to submit the construction design (or construction plan) and the schedule to representatives of Party A within the specific date stipulated in the terms of the agreement. Representatives of Party A need to approve or suggest modifications within the specific date per the terms of the agreement. If Party B receives no reply from Party A, the construction design (or construction plan) become effective. Party B must follow the approved construction schedule to perform the works, allow the progress inspection and supervision by representatives of Party A. If the construction progress does not match the schedule, Party B suggests the measures for improvement after the request of representatives of Party A and should obtain the approval from representatives of Party A before implementation.

Item10.  Delay in starting works. Party B starts construction works according to the agreed terms of the agreement. If Party B can not start works on time, should inform the representative of Party A in 5 days before the agreed starting date per the terms of the agreement and stating the reasons and request for an extension. The representative of Party A needs to reply Party B within 3 days. If   representative of Party A agreed to an extension request or failed to respond within 3 days, it can be considered as agreed with the request of Party B then the time limit for completion be extended. If Party A does not grant the extension request or Party B fails to submit the request within the specified time, the completion date shall not be extended.
If both parties agree, the starting date shall be extended and Party A should bear the economic costs incurred by the corresponding extended period.

Item 11. Suspension of works. The representative of Party A, if necessary, may request Party B to suspend construction works, and put forward opinions within 48 hours after the request. Party B follows the request of Party A to stop the construction and ensure the proper protection of work already done. Party B can submit to the resumption of works after the implementation of views from the representative of Party A ands resume the works after the approval of the representative of Party A.   If the representative of Party A fails to put forward opinions within the specified time or fails to reply to Party B within 48 hours, it can be considered as agreed with the request of Party B then resume the works. Party A bears the responsibility of suspension and the economic costs for the corresponding extended period. If it is the responsibility for Party B, then Party B assume the costs incurred. If Party A fails to respond timely that leading suspension of the construction, Party B regard that Party A may have been partially or in part, to cancel the contract, be liable for default by the Party A.

Item 12. Schedule delays. Completion date is allowed to be extended that caused by the following factors with confirmed by the representative of Party A.
1. Changes in quantity and design.

2. No supply of water, electricity, gas which more than 8 hours of total downtime in the site within one week that the reasons not caused by Party B.
3. Force majeure;
4. Other cases that Party A agreed to grant extended or stated in the Agreement.
Party B needs to notify the representatives of Party A and submit the report stating the delay and the associated economic costs within 5 days after the fact happens. Party A needs to give a confirmation and reply to Party B within 5 days upon receipt of the report. If the representatives of Party A do not respond within 5 days, Party B can regard that the request for extension has been confirmed.
Except for the above reasons, Party B will be liable for breach of contract that the project can not be completed under the agreed contract period,
Item 13. Ahead of schedule. If the construction completed ahead of schedule, after the mutual agreement signed ahead of the completion, the contract completion date can be advanced. Party B follow the amended schedule that approved by Party A. Party A shall give approval within 5 days, and provide conditions for the rush. Completed ahead of schedule agreement includes the following main contents:-
1. Ahead of time.
2. Party B acceleration measures taken;
3. Party A to provide the conditions for the rush;
4. The economic costs and commitment of acceleration measures;
5. Share of benefits for completed ahead (if any).

Chapter 3  Quality and acceptance
Item 14. Inspection and rework. Party B should perform the construction works in accordance with the standards, specifications and design requirements as well as to the directives of the representatives of Party A per the construction contract, ready to accept the inspection and examination of the representative of Party A or the appointed officers and provides conditions for inspection. Party B need to rework and modify the job in accordance with Party A and appointed representatives and bear the associated costs if that caused by Party B. If the works modified incorrectly or not caused by Party B, the cost of rework and modification will be borne by Party A.
After passing the inspection, if the original cause of quality problems caused by the Party B, Party B should bear the responsibility and costs incurred, and compensate Party A for loss. The schedule for completion will be extended.
Checking and testing should not affect the normal operation in the construction. If it is not the case, the cost of suspension in construction due to the inspection test failure will be borne by Party B. Other than the above, the economic costs will be borne by Party A. The schedule for completion will be extended.

Item 15 Quality level and grading for the project. Quality of the project should meet quality condition and inspected assessment of eligibility of the state or professional standards. Party A requires part or all jobs to achieve the fine quality standards, shall pay the increase in economic costs and also allow the extension of duration.
If the quality does not meet the agreed conditions, the representative of Party A can require Party B to rework. Party B shall rework within the required time until the jobs meet the required criteria by representative of Party A. If it is Party B’s reason fail to meeting the qualify standard per the agreed terms, all rework costs will be borne by Party B, no extension of time shall be allowed. If it still not meeting the qualify standard after rework, Party B will be liable for breach of contract. If those reason not reach the agreed conditions that caused by Party A. Party A will commit the economic costs of rework, extension of time shall be allowed.

If there is dispute for the quality of the project, both parties will contact the quality supervision department for arbitration. The arbitration fees and the resulting loss will be borne by the losing party.

Item 16. Concealed works and progress acceptance. When the construction jobs have reached the covered or concealed conditions per the terms of the agreement for acceptance, Party B will notify Party A to attend the acceptance in 48 hours prior notice after passing the concealed and self-acceptance procedure. Party B should inform Party A about the self-test records, hidden content and progress acceptance, acceptance of time and place. The representative of Party A sign the inspection records after acceptance then the works continue to run. If the acceptance fails, Party B needs to modify it for re-acceptance in the specified time.
As the quality in line with regulatory requirements, If representative of Party not sign inspection records within 24 hours after inspection, It can be regarded as representative of Party A has been approved. Party B can continue with the works.

Item 17. Testing. Equipment installation have a single no-load test conditions, Party B arranges the  test and notify the representative of Party A in 48 hours prior the testing, including testing content, time and place. Party B is responsible for preparing test records. Party A provides the necessary conditions for testing. Party A will sign on the test records upon the successful testing.
Equipment installation and load test fit the condition with no linkage, Party A arranges the test, and notify Party B in 48 hours prior the testing, including testing content, time and place and prepare the testing condition. Party B performs the testing records to meet the job requirements. Both parties will sign in the test record after test has passed. The procedure for job acceptance can be commenced.
If it can not fulfill the acceptance requirements due to design reasons, Party A will be responsible for design modifications. Party B then re-install according to the modified design. Party A will bear the economic cost of modification, design, demolition and re-installation. The corresponding period of construction can be extended.
If it can not fulfill the acceptance requirements due to equipment manufacturing reason, the party who purchase the equipment will be responsible for re-purchase or repairs. Party B is responsible for removal and reinstallation. If the procurement of equipment for Party B, Party B will be responsible for   economic cost of re-purchase, modification, demolition and re-installation. The corresponding period of construction can not be extended.
If it can not fulfill the acceptance requirements due to construction reasons by Party B, the representative of Party A needs to notify Party B the suggestion for repairs within 24 hours. After the repairs or modification, Party B arranges the re-testing and responsible for the economic cost of modification and re-testing. The corresponding period of construction can not be extended.
The testing fee will be borne by Party A except those included in the contract price or stated in the terms of the agreement.
If the representative of Party A fails to notify Party B the suggestions for repairs within the specified time or not signing the testing record in the not qualified testing, the testing record will be effective after 24 hours. Party B can continue the construction or handle the procedure for completion.

Item 18 Acceptance and re-testing. If the representative of Party A fails to participate the procedure for acceptance or testing on time, it require notify Party B to request the extension for inspection before 24 hours in the testing. The extension of time should not more than two days. If the representative of Party A fails to notify the extension in time and do not participate in the inspection or testing, Party B will perform the acceptance test alone and Party A need to recognize the acceptance test or inspection records.
Regardless of whether the representative of Party A to participate in inspection, when it proposed covert projects that have been re-inspection requirements, Party B shall require exhumation and re-cover after the inspection or repairs. If the testing passed, Party A commits to the resultant economic costs, compensation for loss of Party B and to allow the extension for corresponding period. If the testing fails, Party B will assume the costs incurred, extension for corresponding construction period also allowed.

Chapter 4 Contract Price and Payment

Item19   Adjustment of contract price. Terms of the contract price agreed upon in the agreement, any party may unilaterally change. Otherwise agreed upon terms of the agreement or the occurrence of one of the following conditions can be adjusted:-
1. Representative of Party A confirmed the amount of increase or decrease in the project;
2. Representative of Party A confirmed the design changes or engineering negotiation.
3. Project Cost Management announced the price adjustment on material or construction works;
4. Lack of supply of water, electricity, power more than 8 hours in one week that not caused by Party B.
5. Changes or adjustments per the terms of contract.
Party B shall give written notice to the representative of Party A within 10 days after the occurrence of the above stating the reasons and the amount for the adjustment. Party A requires to response Party B and the banks after the approval. If Party A gives no reply within 10 days upon the receipt of notice, the request will be deemed as approved.

Item 20 Advance payment for contract sum. Party A needs to make advance payment of contract sum to Party B according to the terms in the time and amount mutually agreed. After the works starting, Party A requires to make the progress payment at the agreed time and the terms of the proportion of successive deduction. If Party A does not pay advance per the agreement, Party B can send the request for advance payment after 10 days per original schedule. If Party A does not pay after receiving the notice for payment, Party B can stop the construction after 5 days from the delivery of notice. Party A needs to pay overdue interest and assumes liability for breach of contract.

Item 21 Quantity verification confirmation. Party B requires submitting the report to the representatives of Party A on the amount of construction works done according to the terms. Party A needs to verify the amount of construction works done (referred to as measurement) according to engineering design drawings within 3 days after receiving the report of completed works and notify  Party B in 24 hours prior to the measurement. Party B provides the conditions for the measurement and sends people to participate.

If Party B does not participate in measurement and without a proper reason, Party A will conduct the measurement alone and the results as valid for as the engineering basis for payment of the contract sum. If the representative of Party A does not conduct the measurement after 3 days upon receiving Party B’s request, from the day 4 onwards, the quantities listed in the Party B’s report is deemed to recognize as an engineering basis for payment of the price. If the representative of Party A fails to give a notice to Party B that cause Party B can not participate in the measurement, the measurement result will be invalid.
The representative of Party A will not measure those increase in quantities beyond the requirements of the engineering design drawings and the amount of rework done by Party B.

Item 22  Payment of contract sum. Party A needs to make payment of contract sum to Party B according to the terms in the time and amount mutually agreed. The payment made confirmed by the project representative of Party A according to the corresponding items of the contract price and the fee of the standard unit price calculation after the measurement of construction works done. If Party A does not pay per the agreement, Party B can send a notice demanding the payment. If Party A still not pay after received the notice, Party B can stop the construction after 5 days from the delivery of notice. Party A assumes liability for breach of contract.
The schedule of payment can be deferred subject to mutually agreed by both parties. A revised schedule of payment should be worked out. The overdue interest will be calculated from the 11th days after the signing of measurement.

Chapter 5 Supply of material and equipment supply

Item 23 Supply of materials and equipment by Party A. Party A requires to provide the materials and equipment in accordance with the terms agreed upon the type, size, quantity, unit price, quality levels and delivery time, place a list to Party B and the certificates of product quality. The representative of Party A notify Party B in 24 hours before the acceptance of materials and equipment. Party B will take part in procedure of acceptance. All materials and equipment after the acceptance under the custody of Party B regardless of whether Party B sent personnel to participate the acceptance or not.  Party B, Party B, the occurrence of damage to the loss, responsible for compensation by the Party B. Any loss or damage will not be borne by Party B. Part A pays the storage fees accordingly. If Party A does not inform Party B for the acceptance, Party B will not responsible for the custody of materials and equipment, then Party A is responsible for the damage or loss.
Any discrepancies in supply of materials and equipment with the lists by Party A is handled by the followings:
1. Party A bears all variance in price with the list of materials and equipment.
2. Party B may refuse to receive and custody when the types, specifications, quality grade of materials and equipment do not match with the list. Party A transport the materials and equipment out of the construction site and responsible for re-procurement. It can check only the number of box on arrival if it can not open the box for checking the details.
Party B shall invite Party A when open the boxes. If there is discrepancy in types, specifications, quality grade of materials and equipment that do not match with the list, Party A is responsible for any lack of parts or re-procurement.
3. If materials supplied by Party A do not match with the list of standard models, Party B can change and replace. Party A will bear the economic costs.

4. If the delivery of the goods do not match with the list, Party A is responsible to the delivery per the designated locations.
5. If the supply quantities are less than list agreed, Party A will fill up the number. When the quantities delivered more than the number agreed, Party A is responsible for transportation of the excess out of the construction site.
6. If the delivery date is earlier than the date agreed upon list, Party A bears the expenses of custody incurred.
Due to the above list of reasons or no later than the agreed supply time, Party A also commits the corresponding economic costs. Given delay, the corresponding extended period will be allowed. Party A need to compensate the resulting losses suffered by Party B
Following the inspection by Party B and find the discrepancy in specifications, quality grade with the requirements, Party A still bear the re-procurement and the economic costs of demolition and rebuilding. The corresponding construction period can be extended.

Item 24.  Materials and equipment purchase by Party B. Party B requires to provide the materials and equipment in accordance with the terms agreed upon the type, size, quantity, unit price, quality levels and delivery time, place a list to Party A and the certificates of product quality. Party B need notify the representative of Party A in 24 hours before the acceptance of materials and equipment. For any items that Party A refuse in the procedure of acceptance, Party B requires to move unqualified items out the site within the specified time required by Party A. Party B needs to re-purchase to meet the requirements of the products and bear the costs incurred.  The extension of corresponding construction period will not be allowed.
If Party A does not attend the procedure of acceptance and later find that the materials and equipment do not meet the specifications and design requirements, Party B still need to re-purchase, and bear the costs incurred, and make compensation for the loss of Party A. The extension of corresponding construction period will be allowed.
According to the requirement of project and approval by the representative of Party A, Party B may use alternative materials. If it is the reason for use from Party A, Party A will bear the economic consequences of spending. If it is the reason for use from Party B, then Party B will bear the expenses incurred.

Chapter 6 Changes in design

Item 25. Changes in design. Party B can change the original design subject to the approval of Party A and the granted approval of followings:-
1. Exceeding the original design criteria and the scale, subject to review of the original design and planning approval, additional investment and materials should obtain the corresponding standard;
2. To send the original design unit for examination and obtain appropriate drawings and instructions.
In the course of construction, Party A changes the original design, after obtaining the approval of the above two, issue a notice of change to Party B. Party B shall follow the changes. If no notice is received, Party B shall have the right to reject the change.
After the negotiation between both parties, Party B will make the following changes per the request from by the representative of Party A:-
1. Increase or decrease the number of construction works in the contract;
2. To change the nature, quality and specifications of construction works;
3. To change the relevant parts of the elevation, baseline, position and size;
4. Increase the additional work per the needs for the project;
5. Alter the timing and sequence of works.
For any expenditures incurred due the above changes and the economic loss of Party B will be borne by Party A. The corresponding construction period will be extended accordingly.

Item 26. Confirmation in changes of contract price.  To determine changes in price due change of Item 25, within the time agreed by the both parties, Party B proposes to change prices per the following methods. The contract price and completion date can be amended after the approval of Party A:-
1. For those changes in applicable price to construction already stated in the existing contract, then adapt to changes in the contract price;
2. For those changes in price to construction only similar to the situation stated in the existing contract,   it can be used as a basis for determining the changing price, then change the contract price;
3. If no such applicable price or similar to the situation stated in the existing contract, Party B may propose the appropriate price changes and send to the representative of Party A to approve for implementation.
If the representative Party A does not agree with the price change, then needs give notice to Party B within 10 days, after the presentation of Party B, to give the determination of project cost management (to be decided tentatively by the Chief Supervision Engineer with implementation of community and then ask the judgment of the project cost management dept.). if there are still objections, then it will put to the ruling, according to agreed solutions per Item 30.

Chapter 7  Completion and settlement

Item 27 Acceptance on completion. When the project has been completed with the conditions of acceptance, Party B shall send the relevant information about the completed works and the final acceptance report to Party A. Party B also need to submit the completed job drawing to Party A in required number of copies within the specified date per the terms of the agreement. After received final acceptance report, the representative of Party A will arrange the acceptance from the relevant departments. Party A requires to accept or suggestion for modification to Party B within 5 days after the procedure of acceptance. Party B will amend as required accordingly and bear the cost of modifications if that not arisen by the counter-party.
If Party A does not arrange the procedure for acceptance within 10 days without reasons, or not approval and does not give suggestion for modification to Party B within 5 days after the procedure of acceptance, then it can consider as a final acceptance of the completion report and processing the settlement procedures.
Completion date of the contract is the date that the report of final acceptance sent by Party B. In case it   requires modified to achieve the completion of requirements, then the competed date should be the date of acceptance after modifications.
If Party A does not arrange the procedure for acceptance within the agreed date per the contract, then Part A should bear the contract custody cost starting from the last day of the agreed acceptance date.
For special reasons, the completion of some units and location of works need to be changed, both the parties should entered into a revised completion agreement of term and should have a clear cut responsibility of the parties stated on the agreement.

Item 28  Final account. After the completion report has been approved, Party B shall, according to the time and manner in the regulations of State and the terms of agreement, submit the report of Final Account to the representative of Party A for completion of settlement. The representatives of Party A shall promptly approve or give suggestion for modification to Party B after receipt of the report of Final Account. Party A send then send the notice of remittance to the bank within the time stipulated in the terms of the agreement and a copy will be sent to Party B. After checking and examination, the bank shall pay for the contract sum to Party B. Party B shall deliver the completed project to Party A within 15 days after receiving the final payment. In case Party A has violated the relevant regulations and conventions, the bank can not proceed the payment, Party B retains some or all of completed works and under its custody. The costs of custody will be borne by Party A.
If Party A does not make complete settlement within 30 days upon receipt of the completion report without a proper reason, Party A needs to pay the interest for the outstanding payments according to the interest rate of loan applied for the construction enterprises to banks, counting from the 31 days upon receipt of the completion report and assumes the breach of contact.

Item 29  Warranty. Party B undergo the guarantee and bears the warranty payment according to the items, content, scope, duration and the amount and payment of the warranty stated in the relevant regulations and the terms of the warranty contract. The warranty period is starting from the date of the final acceptance which Party A signed. For sub-projects with individual acceptance, are calculated according to the warranty of individual projects
During the warranty period, Party B make the repair within 10 days after receiving the notice, otherwise, Party A may entrust other units or personnel for repair. If the defect due to Party B, the incurred repair cost will be deducted from the warranty payments. If it not sufficient to deduct, the remaining should be paid by Party B. Any reasons of defect that arise by Party A, the economic cost will be borne by Party A.
Taking a certain percentage of the contract price, Party A maintain the retention money from the contract sum payable to Party B as guarantee. Party A needs to settle retention money together with accrued interest return to Party B within 20 days after the expiration of the warranty period. Any shortfall shall be paid by Party B.

Chapter 8 Dispute, breach of contract and claims

Item 30. Controversy. If either party disputes over the contract, the organization of contractual arbitration which has jurisdiction over the arbitration will be appointed
Except the following cases, the two parties should continue the contract, and to maintain a continuous construction, protect to completed projects:-
1. Unable to perform the contract;
2. To stop the construction in mutual agreement;
3. Mediation to stop the construction, and is acceptable to both parties;
4. Arbitration authority requests to stop construction;
5. The Court orders to stop construction.

Item 31  Breach of contract. If the representatives of Party A fail to give the necessary instructions, confirmation, approval in time, not fulfill its obligations by contract, disbursements and does not perform the other duties per the contract, should bear the liability (including payment for its breach of contract that cause Party B to increase the economic costs and the interest from the due date of payment). The corresponding construction period will be extended; and to pay liquidated damages to Party B for its breach of contract and other losses caused by the slowdown of construction.
If Party B can not be completed under the contract schedule, or the construction works fail to reach the design specifications, or the occurrence of other factors that can not perform the contract, the representative of Party A can notify Party B to pay liquidated damages according to the terms agreed, damages for its breach of contract to compensate the losses of Party A.
Unless the both parties terminate the contract with mutually agreed, or either party can not fulfill the obligations that the contract will not be continued, the party of default shall bear the liability for breach of contract and should continue to perform the contract afterwards.
When the contract can not be performed due to breach of the contract by either party, the party should notify the defaulting party 10 days in advance if it intends to suspend or terminate the contract. The breaching party is liable for the breach.

Item 32 Claims. If Party A fails to pay the fees extends the construction period, compensates the loss stipulated in the contract, Party B can submit the claim according to the following:-
1. Have a legitimate reason to claim, a claim event occurs with the relevant evidence;
2. Issue a notice of a claim to Party A within 20 days after the incident,
3. Party A should grant an approval within 10 days after receiving the notice of claim, or to request Party B to provide further grounds for the claim and evidence, and if Party A fails to reply within 10 days, the claim shall be deemed to have been approved.

Chapter 9 Others

Item 33 Safety in construction Party B should take strict security measures according to the relevant regulations and should bear the responsibility of the accident costs incurred from its ineffective security measures. If the accident is not incurred due to the ineffective and the responsibility of Party B. The responsible party should liable to the duties and the related costs.
Party B should immediately report the accidents that cause deaths and injuries during the construction period to the relevant departments and Party A, also need to handle it per the requirements of the concerned government departments. Party A needs to provide the conditions for emergency rescue. The responsible party should liable to the duties and the related costs.
Party B should notify the representative party A and suggest for the security measures in the power equipment, high voltage lines, underground pipes, sealed shock workshop, explosive lots and temporary roads on pre-construction. Party B will implement the said security measures after the approval by the representatives of Party A. The cost of protective measures will be borne by Party A.
If the construction is under a toxic and hazardous environment, Party A shall provide the relevant provisions of the protective measures and bear the economic costs.
Item 34 Patent technology, special technology and proposals of rationalization. If Party A requires a special process using patent technology and should be responsible for the corresponding declaration, approval procedures, undertake reporting, testing and other expenses. Party B should, according to Party A’s request, is responsible for testing and other related works. In case Party B request to make a special process using patent technology, should reported to the representative of Party A for approval before handling the process.
When Party B makes reasonable suggestions related to the changes in drawings, design and construction design and the original use of materials and equipment , must obtain the approval from the  representatives of Party A
The above costs and gains should be shared by both parties by agreement.

Item 35  Underground obstacles and objects. Party B need to notify the representatives of Party A the finding of cultural relics, ancient tombs, ancient building foundation and structure of the fossils, coins and other archaeological, geological studies of the value of the goods or construction of other underground obstacles within 4 hours. Notice should also be reported to the related management departments and takes effective protective measures. The representatives Party A should give approval or suggestions within 12 hours after receipt of notice. Party A shall bear the costs of protective measures. The construction schedule can be extended due to the delay.

Item 36 Sub-contracting. Party B can sub-contract part of construction works per terms of tender and the agreement.
If Party B signs the subcontract agreement with the sub-contracting units, one copy of the subcontract agreement will be sent to the representatives of Party A. In case where the conflict exists between the sub-contract agreement and the construction contract, then it should follow the agreement of the main contract.
Sub-contract can not discharge any obligation or liability of Party B. Party B shall send the supervisors and management staff to station in the corresponding sub-sites to ensure performance of the contract. Any default or negligence of subcontractors is regarded as Party B's default or negligence.
The sub-contract price should be agreed by Party B and the subcontractors except those specified in the terms of main contract.

Item 37  Unpreventable incidents. After the occurrence of unpreventable incidents, Party B shall take prompt measures and try to reduce losses, and report to the representatives of Party A within 24 hours about the victims of circumstances and cost of cleaning and repair costs, according to the terms of the agreed time reporting losses. In case the disasters continue to occur, Party B shall report to Party A for every 10 days once a disaster situation until the end of disaster. Party A shall provide the necessary conditions for management of disaster.
The cost of disaster will be borne by both of the parties:-
1. Damage from the project itself will be borne by Party A;
2. The respective units are responsible for casualties and bear the corresponding costs;
3. Damage of equipment and machinery of Party B and other downtime losses will be borne by Party B;
4. The responsibility for necessary cleaning up and repair work should be borne by two parties with additional agreement.

Item 38 Insurance   Party A shall, according to the terms of the Agreement, effect and maintain an insurance covering loss of or damage to the Works, their staff on site and Third Party.
Party B shall effect and maintain an insurance covering loss of or damage to their on site staff and plant and Materials. With the effective of insurance, Party B shall submit a report to Party A within 15 days from the incident reporting the conditions of damage and the potential claim. It the damage persists, Party B shall submit the report once in ten days until the damage is ended.

Item 39   Termination or Prolongation
If the contract is terminated or prolonged that thus not enforceable due to policy change, force majeure and factors beyond control of both Party A and Party B, Party B shall properly protect completed works, equipment and materials already procured; and handover to Party A. Party B shall remove all their plant, materials and staff from site according to Party A’s requirements. Party A shall provide all necessary provisions and pay all related expenses for the removal of Party B. Party A shall also make payment for completed works and compensation of relevant losses to Party B.
Arrangement of goods return for those equipment and materials already procured shall be responsible by the purchaser. Party A shall be responsible for all expenses due to the above arrangement. If the arrangement is not made in time, related party shall be responsible for the loss.

Item 40    Execution and Termination
The contract shall be in force from the date the Contract is executed. When Party A pays Party B and Party B hands over the works to Party A upon completion, all terms and conditions in the Contract shall be terminated except for the warranty. The liability of warranty shall also be terminated when the warranty period expires.

Item 41    Copies of Contract
Two original copies of the Contract shall be signed, stamped and kept by Party A and Party B   respectively. Duplicated copies shall be sent to relevant authorities individually by Party A and Party B according to the requirements of the Agreement.

Part 2 Terms of the Agreement

Party A: Zhongshan Fu Li Hua Property Development Company Limited
Party B: Leader Smart Engineering (Shanghai) Limited
Both parties agree the following terms according to the principles of PRC Economic and Contract Law and Regulations on Construction and Installation and Contracting Agreement and the specific conditions of the project :-
1	General
1.1	Project Title: Zhongshan City. Ming Xuan Square
Project Location: Zhongshan City. West Region. Qi Sha Road.
Scope of Works: Design, supply and commissioning of a digital solution CCTV system, electrical and mechanical works, decoration works, curtain wall, plumbing and drainage, ventilation systems, fire detection, sprinkler alarm system and lift equipment.
Type of Contractor: Main Contractor
1.2	Commencement: 20 December 2007 (Tentative)
Completion: 30 July 2008 (Tentative)
Days to complete: 223 working days
1.3	Quality: Excellent
1.4	Contract Price: RMB 65 million
2	Contract Documents and the Order of Precedence

According to the terms and conditions of the Contract
3	Language and Applicable Standards and Laws
3.1	Language: Chinese
3.2	Applicable Standards: Relevant standards in China
3.3	Applicable Laws; Relevant laws in China
4	Drawings
4.1	Date to provide drawings:
4.2	No. of Copy:
4.3	Special non disclosure arrangement and fees
5	Party A’s representative
5.1	Name and Title:
6	Party B on site representative:
7	Responsibility of Party A
7.1	Time and requirements for the provision of access to site:
7.2	Time and location for the provision of water, electricity and communication services to site:
7.3	Details and time frame for necessary contact and coordination with relevant authorities:
7.4	Details and time frame for necessary coordination with all contractors and subcontractors
7.5	Documents and time frame for the arrangement of certificates and approval:
7.6	Time frame for the consent of drawings and design intent:
7.7	Provision of facilities details to Party B
8	Responsibility of Party B
8.1	Completion time frame and requirements of working drawings and associated design: According to the terms and conditions of the Contract
8.2	Time frame and required copies of programs and schedules: According to the terms and conditions of the Contract
8.3	Site protection requirements: According to the terms and conditions of the Contract
8.4	Site traffic control and noise control requirements: According to the terms and conditions of the Contract
8.5	Site conditions requirements: According to the terms and conditions of the Contract
8.6	Protection measures for building structures, conduits and cables and facilities: According to the terms and conditions of the Contract
8.7	Protection measures for completed works
9	Programs and Schedule
9.1	Provision of installation design (or installation proposal) and installation program by Party B: 3 days prior to installation
9.2	Approval by Party A: 3 days after installation commences
10	Delay on stating works: According to the terms and conditions of the Contract
11	Suspension: According to the terms and conditions of the Contract
12	Delay in construction: According to the terms and conditions of the Contract
13	Advance in completion: According to the terms and conditions of the Contract
14	Inspection and Abortive Work: According to the terms and conditions of the Contract
15	Quality of Works
Variationof different quality requirements: According to the terms and conditions of the Contract
16	Hidden Works and Interim Inspection
16.1	Area and time frame for interim inspection: Not applicable

17	Handover and Re-inspection: According to the terms and conditions of the Contract
18	Contract Price and Adjustment
18.1	Price (Fixed price with risk factors, Adjustable price): Fixed price with risk factors
18.2	Adjustment: Upon changes requests from client and designer
19	Down Payment
19.1	Amount:
19.2	Time frame and percentage
20	Assessment and Confirmation of Bill of Quantity
20.1	Time frame and requirements for Party B to submit Bill of Quantity: Inform site representative 3 days prior to meeting the minimum amount
21	Payment of contract sum
21.1	Method: Upon handover
21.2	Amount and time frame: up to 90% upon handover; up to 95% upon final account; 5% upon one year warranty expires after handover
22	Sample: By both Party A and Party B
23	Equipment and Material provided by Party A
23.1	Requirements (with a list):
24	Material Testing: By Party B within the scope of services
25	Variation by Party A: According to the terms and conditions of the Contract
26	Variation by Party B: According to the terms and conditions of the Contract
27	Treatment of Variation: According to the terms and conditions of the Contract
28	Confirmation of Variation Price: Within 3 days upon receiving Party B’s submission to designer and Party A representative
29	Handover on Completion
29.1	Submissions by Party B for handover: Approval documents from Government, as-built drawings, list of suppliers, warranty certificates, operation and maintenance manuals
29.2	Submission time frame and nos of copy: 48 hours prior to handover, 3 copies
30	Payment on Completion
30.1	Method: RMB cash transfer
30.2	Time frame for Party B to submit payment application: 7 days prior to completion
30.3	Time frame for Party A to approve the application: 14 days after completion
31	Warranty
31.1	Scope of warranty: Within the scope of services by Party B
31.2	Period: One year after official handover of works and keys
31.3	Retention and payment: 5%, to be paid upon warranty expires in one year
32	Disputes
32.1
Resolution of Disputes: Both parties shall negotiate promptly to resolve disputes during the execution of the Contract. If disputes cannot be resolved by negotiation, both parties agree to seek arbitration from Shanghai City. Arbitration Committee.

33.	Breach of Contract
33.1	Handling: According to the terms and conditions of the Contract
33.2	Penalty:
34.	Claim: According to the terms and conditions of the Contract
35.	Safety: According to Zhong Shan Shi safety regulations
36.	Force Majeure
36.1	Definition: Extraordinary event or circumstance beyond the control of both parties, such as a war, earthquake.

37.	Insurance: Party B is responsible the insurance of incident, medical treatment and life for their general staff and on site staff as well as the investment of the client.
38.	Termination and Prolongation: According to the terms and conditions of the Contract
39.	Commencement and Termination
39.1	Commencement: 20 December 2007
39.2	Termination: Successful handover after completion
40.	Copy of Contract
40.1	Original and Duplicate: Two copies each
The Contract shall be effective upon signing and stamping by both parties. The Contract shall cease effective upon complete handover and final account settled.

Client (with stamp)	Main Contractor (with stamp)
Zhongshan Fu Li Hua Property Development Company Limited	Leader Smart Engineering (Shanghai) Limited
Legal Representative: Wu Zhong Ming	Legal Representative: Ip Kam Ming
Address: Zhongshan City. West Region. Qi Sha Road. Opposite to Li Jing Garden	Address: Unit A, East, 2nd Floor, North Tower, No.699 Ping Tang Road, Chang Ning District, Shanghai, PRC.
Telephone: 0760-860 2990	Telephone: 021-5260 0062
Date: 20 December 2007	Date: 20 December 2007